Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Lazex, Inc. on Form S-1 amendment 1 of our Report of Independent Registered Public Accounting Firm, dated October 31, 2016 on the balance sheet of Lazex, Inc. as of April 30, 2016 and the related statements of operations, stockholders’ equity and cash flows for the period from inception (July 12, 2015) through April, 30, 2016, which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah 84111

March 28, 2017